                                                                   Exhibit 99.1

                                [Cox letterhead]

FOR IMMEDIATE RELEASE, APRIL 29, 2004

                   COX COMMUNICATIONS ANNOUNCES FIRST QUARTER
                           FINANCIAL RESULTS FOR 2004

                      COX GROWTH MOMENTUM CONTINUES IN 2004

         ATLANTA - Cox Communications, Inc. (NYSE: COX) today reported financial results for the three months ended March 31, 2004.

         "We had another remarkable quarter, driven by continued demand for our bundle of video, voice and high-speed Internet services, with revenue growth of 13%, operating income growth of 84% and operating cash flow growth of 18%," said Jim Robbins, President and CEO of Cox Communications, Inc.

         "We grew basic video customers 0.8% and total customer relationships 2.1%, each over the first quarter last year, and we ended the quarter with 2.2 million digital cable customers, achieving 35% penetration of our basic video customer base. This steady growth is a direct result of our bundled strategy and deployment of new services such as high-definition television, digital video recorders and Entertainment on Demand, which further strengthen our competitive position."

         "We continue to position ourselves for success in a heightened competitive environment by offering a tremendous value proposition, seeking points of sustainable differentiation, and consistently making superior customer service a top priority."

FIRST QUARTER HIGHLIGHTS

For the first quarter of 2004, Cox:

         - Ended the quarter with approximately 6.4 million basic video customers, up 0.8% from March 31, 2003.

         - Ended the quarter with approximately 6.7 million total customer relationships, up 2.1% from March 31, 2003.

         - Ended the quarter with 11.8 million total RGUs, up 12% from March 31, 2003, driven by 29% growth in advanced-service RGUs.

         - Added 76,813 Cox Digital Cable customers, ending the quarter with over 2.2 million digital cable customers, representing year-over-year customer growth of 19%. Cox Digital Cable is now available to 99% of the homes in Cox's service areas with 35% penetration of our basic video customer base.

         - Added 161,442 high-speed Internet customers, ending the quarter with over 2.1 million high-speed Internet customers, representing year-over-year customer growth of 38%.

         - Added 78,959 Cox Digital Telephone customers, ending the quarter with 1.1 million telephone customers, representing year-over-year customer growth of 36%.

         - Generated $378.8 million in cash flows provided by operating activities and $84.3 million in free cash flow (cash flows provided by operating activities less capital expenditures).

         - Reduced capital expenditures to $294.6 million for the quarter, down 10% from the first quarter of 2003.

         -        Generated year-over-year revenue growth of 13%.

         - Generated year-over-year operating income growth of 84% and operating cash flow (operating income before depreciation and amortization) growth of 18%.

2004 OUTLOOK

     Cox expects to achieve its previously stated 2004 financial guidance of revenue growth of 11.5% to 12.5% over 2003, operating cash flow growth of 14% to 15% over 2003, and capital expenditures of approximately $1.35 billion to $1.40 billion. Basic video customer growth over 2003 is expected to be just under 1% and advanced-service RGU net additions are expected to be between 1.0 and 1.1 million. In addition, Cox expects to be free cash flow positive for the full year 2004. Operating cash flow and free cash flow are not financial measures calculated in accordance with accounting principles generally accepted in the United States (GAAP). For more information regarding these non-GAAP financial measures, please refer to the discussion under the heading USE OF OPERATING CASH FLOW AND FREE CASH FLOW.

OPERATING RESULTS

     Total revenues for the first quarter of 2004 were $1.5 billion, an increase of 13% over the first quarter of 2003. This was primarily due to growth in advanced-service subscriptions (including digital cable, high-speed Internet access and telephony) and higher basic cable rates. An increase in Cox Business Services customers, with customer locations now surpassing 100,000, also contributed to overall revenue growth.

     Cost of services, which includes programming costs, other direct costs and field service costs, was $635.8 million for the first quarter of 2004, an increase of 10% over the same period in 2003. Programming costs increased 9% to $317.7 million, reflecting rate increases and customer growth. Other direct costs and field service costs in the aggregate increased 10% to $318.1 million, reflecting 12% growth in basic video customers and advanced-service RGUs over the last twelve months, partially offset by cost savings achieved through successful field service initiatives.

     Selling, general and administrative expenses were $337.3 million for the first quarter of 2004, an increase of 10% over the comparable period in 2003. This was due to a 7% increase in general and administrative expenses and a 19% increase in marketing expense. The increase in general and administrative expenses was due to increased salaries and benefits and costs related to trials of new video and telephony products. Marketing expense increased due to additional marketing related to new video products and an industry-wide campaign aimed at satellite competition, as well as a 6% increase in costs associated with Cox Media, Cox's advertising sales business.

     Operating income increased 84% to $175.2 million for the first quarter of 2004, and operating cash flow increased 18% to $567.2 million. Operating income margin (operating income as a percentage of revenues) for the first quarter of 2004 was 11%, compared to 7% for the first quarter of 2003. Operating cash flow margin (operating cash flow as a percentage of revenues) was 37% for the first quarter of 2004, compared to 35% for the first quarter of 2003.

     Depreciation and amortization increased to $392.1 million from $384.3 million in the first quarter of 2003. This was due to an increase in depreciation from Cox's continuing investment in its broadband network in order to deliver additional services.

     In August 2003, Cox terminated a series of prepaid forward contracts accounted for as zero-coupon debt. While these contracts were outstanding, changes in the market value of the Sprint

PCS common stock associated with the contracts impacted the gain (loss) on derivative instruments. As a result of the termination of the contracts, the pre-tax loss on derivative instruments for the first quarter of 2004 was insignificant.

     For the first quarter of 2003, Cox recorded a $2.5 million pre-tax loss on derivative instruments due to a $4.3 million pre-tax loss resulting from the change in the fair value of Cox's net settleable warrants, partially offset by a $1.6 million pre-tax gain resulting from the change in the fair value of certain derivative instruments embedded in Cox's zero-coupon debt that were indexed to shares of Sprint PCS common stock that Cox owned prior to the net settlement of the zero-coupon debt in August 2003.

     Net gain on investments of $26.8 million for the first quarter of 2004 was due to a $19.5 million pre-tax gain on the sale of 0.1 million shares of Sprint PCS preferred stock and a $7.3 million pre-tax gain on the sale of certain other non-strategic investments. The net loss on investments for the comparable period in 2003 of $1.8 million was primarily due to a decline in the fair value of certain investments considered to be other than temporary and a pre-tax loss as a result of the change in market value of Cox's investment in Sprint PCS common stock classified as trading.

     Net income for the first quarter of 2004 was $57.7 million compared to net loss of $29.2 million for the first quarter of 2003.

LIQUIDITY AND CAPITAL RESOURCES

     Cox has included Consolidated Statements of Cash Flows for the three months ended March 31, 2004 and 2003 as a means of providing more detail regarding the liquidity and capital resources discussion below. In addition, Cox has included a calculation of free cash flow in the SUMMARY OF OPERATING STATISTICS to provide additional detail regarding a measure of liquidity that Cox believes will be useful to investors in evaluating Cox's financial performance. For further details, please refer to the SUMMARY OF OPERATING STATISTICS and discussion under the heading USE OF OPERATING CASH FLOW AND FREE CASH FLOW.

     Significant sources of cash for the three months ended March 31, 2004 consisted primarily of the following:

         - the generation of net cash provided by operating activities of approximately $378.8 million;

         - the sale of 0.1 million shares of Sprint PCS preferred stock for net proceeds of approximately $56.9 million; and

         - the sale of certain other non-strategic investments for proceeds of approximately $10.3 million.

     Significant uses of cash for the three months ended March 31, 2004 consisted of the following:

         - net commercial paper repayments of approximately $155.0 million;

         - the purchase of $19.0 million aggregate principal amount at maturity of Cox's convertible senior notes due 2021 that had been properly tendered and not withdrawn, for aggregate cash consideration of $13.9 million, which represented the accreted value of the purchased notes and all remaining outstanding convertible notes; and

         - capital expenditures of $294.6 million. Please refer to the SUMMARY OF OPERATING STATISTICS for a break out of capital expenditures in accordance with industry guidelines.

     At March 31, 2004, Cox had approximately $6.8 billion of outstanding indebtedness. Derivative adjustments in accordance with Statement of Financial Accounting Standards (SFAS) No. 133 have historically had a material impact on reported indebtedness. For example, reported indebtedness at March 31, 2003 of approximately $7.1 billion was net of certain derivative adjustments made in accordance with SFAS No. 133 that reduced the reported debt balance by approximately $1.4 billion. As a result of Cox's purchase of its exchangeable subordinated debentures, net settlement of its zero-coupon debt and sales of Sprint PCS stock during 2003, SFAS No. 133 adjustments did not significantly impact reported indebtedness at March 31, 2004 and are not expected to be material in the future.

USE OF OPERATING CASH FLOW AND FREE CASH FLOW

     Operating cash flow and free cash flow are not measures of performance calculated in accordance with GAAP. Operating cash flow is defined as operating income before depreciation and amortization and gain (loss) on the sale of cable systems. Free cash flow is defined as cash provided by operating activities less capital expenditures.

     Cox's management believes that presentation of these measures provides useful information to investors regarding Cox's financial position and results of operations. Cox believes that operating cash flow and free cash flow are useful to investors in evaluating its performance because they are commonly used financial analysis tools for measuring and comparing media companies in several areas of liquidity, operating performance and leverage. Both operating cash flow and free cash flow are used to gauge Cox's ability to service long-term debt and other fixed obligations and to fund continued growth with internally generated funds. In addition, management uses operating cash flow to monitor compliance with certain financial covenants in Cox's credit agreements, and it is used as a factor in determining executive compensation.

     Operating cash flow and free cash flow should not be considered as alternatives to net income as indicators of Cox's aggregate performance or as alternatives to net cash provided by operating activities as measures of liquidity and may not be comparable to similarly titled measures used by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures on a historical basis are presented under the headings RECONCILIATION OF OPERATING CASH FLOW TO OPERATING INCOME and RECONCILIATION OF FREE CASH FLOW TO CASH PROVIDED BY OPERATING ACTIVITIES in the attached financial tables. Cox is unable to reconcile these non-GAAP measures on a forward-looking basis primarily because it is impractical to project the timing of certain transactions, such as the initiation of depreciation relative to network construction projects.

ABOUT COX COMMUNICATIONS

         Cox Communications (NYSE: COX), a Fortune 500 company, is a multi-service broadband communications company with approximately 6.7 million total customers, including approximately 6.4 million basic cable subscribers. Cox is the nation's fourth-largest cable television provider, and offers both traditional analog video programming under the Cox Cable brand as well as advanced digital video programming under the Cox Digital Cable brand. Cox provides an array of other communications and entertainment services, including local and long distance telephone under the Cox Digital Telephone brand; high-speed Internet access under the brands Cox High Speed Internet and Cox Express; and commercial voice and data services via Cox Business Services. Local cable advertising, promotional opportunities and production services are sold under the Cox Media(SM) brand. Cox is an investor in programming networks including Discovery Channel. More information about Cox Communications can be accessed on the Internet at www.cox.com.

CONFERENCE CALL AND WEBCAST DETAILS

     The Cox Communications earnings call will be held Thursday, April 29, 2004, at 10:30 a.m. Eastern Time. The conference call and an accompanying slide presentation will be webcast simultaneously via the Cox Communications website at www.cox.com/investor. The webcast and accompanying slide presentation, as well as a document containing highlights, will be archived on Cox's website following the conclusion of the call.

CONTACT INFORMATION

Lacey Lewis, Vice President of Investor Relations
(404) 269-7608, lacey.lewis@cox.com

Bobby Amirshahi, Director of Media Relations
(404) 843-7872, bobby.amirshahi@cox.com

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

     Statements in this release, including statements relating to growth opportunities, revenue and cash flow projections and introduction of new products and services, are "forward-looking statements", as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to Cox's future plans, earnings, objectives, expectations, performance and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the broadband communications industry, our ability to achieve anticipated subscriber and revenue growth, our success in implementing new services and other operating initiatives, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cox's filings with the Securities and Exchange Commission, including Cox's Annual Report on Form 10-K for the year ended December 31, 2003. Cox assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

                      (See attached financial information)

                            COX COMMUNICATIONS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)
                (THOUSANDS OF DOLLARS, EXCLUDING PER SHARE DATA)

                                                                                THREE MONTHS ENDED
                                                                                      MARCH 31
                                                                    -------------------------------------------
                                                                        2004               2003          CHANGE
                                                                    -------------      -------------     ------
REVENUES
 Residential
   Video ......................................................     $     950,631      $     898,942        6%
   Data .......................................................           257,683            194,218       33%
   Telephony ..................................................           133,960            106,739       26%
   Other ......................................................            26,507             19,319       37%
                                                                    -------------      -------------      ---
      TOTAL RESIDENTIAL REVENUES ..............................         1,368,781          1,219,218       12%
   Commercial .................................................            83,183             66,556       25%
   Advertising ................................................            88,393             80,508       10%
                                                                    -------------      -------------      ---
      TOTAL REVENUES ..........................................         1,540,357          1,366,282       13%
COSTS AND EXPENSES

   Cost of services (excluding depreciation and amortization) .           635,816            579,792       10%
   Selling, general and administrative expenses ...............           337,308            307,036       10%
                                                                    -------------      -------------      ---
      TOTAL COSTS AND EXPENSES ................................           973,124            886,828       10%
                                                                    -------------      -------------      ---

OPERATING CASH FLOW ...........................................           567,233            479,454       18%
Depreciation and amortization .................................           392,066            384,320        2%
                                                                    -------------      -------------      ---
OPERATING INCOME ..............................................           175,167             95,134       84%
Interest expense ..............................................           (96,612)          (129,824)     (26%)
Loss on derivative instruments, net ...........................               (39)            (2,503)     (98%)
Gain (loss) on investments, net ...............................            26,809             (1,751)      --
Equity in net income (losses) of affiliated companies .........               972             (2,164)     145%
Other, net ....................................................            (1,509)              (341)      --
                                                                    -------------      -------------      ---
INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST .......           104,788            (41,449)      --
Income tax expense (benefit) ..................................            46,100            (14,498)      --
                                                                    -------------      -------------      ---
INCOME (LOSS) BEFORE MINORITY INTEREST ........................            58,688            (26,951)      --
Minority interest, net of tax .................................              (985)            (2,270)     (57%)
                                                                    -------------      -------------      ---
NET INCOME (LOSS) .............................................     $      57,703      $     (29,221)      --
                                                                    =============      =============
BASIC WEIGHTED-AVERAGE SHARES OUTSTANDING .....................       620,687,962        620,223,074
BASIC NET INCOME (LOSS) PER SHARE .............................     $        0.09      $       (0.05)
DILUTED WEIGHTED-AVERAGE SHARES OUTSTANDING ...................       633,332,317        620,223,074
DILUTED NET INCOME (LOSS) PER SHARE ...........................     $        0.09      $       (0.05)

NOTE: Certain amounts in the 2003 financial statements have been reclassified for comparison purposes.

                            COX COMMUNICATIONS, INC.
                          CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)
                             (THOUSANDS OF DOLLARS)


                                                                                    MARCH 31         DECEMBER 31
                                                                                      2004              2003
                                                                                  ------------      ------------
ASSETS
Current assets
Cash ........................................................................     $     81,035      $     83,841
Accounts and notes receivable, less allowance for doubtful
  accounts of $23,868 and $26,175  ..........................................          347,889           370,832
Other current assets ........................................................          143,182           131,106
                                                                                  ------------      ------------
     Total current assets ...................................................          572,106           585,779
                                                                                  ------------      ------------
Net plant and equipment .....................................................        7,814,405         7,907,561
Investments .................................................................           46,905           109,380
Intangible assets ...........................................................       15,698,939        15,697,495
Other noncurrent assets .....................................................          129,751           117,361
                                                                                  ------------      ------------
     Total assets ...........................................................     $ 24,262,106      $ 24,417,576
                                                                                  ============      ============
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities

Accounts payable and accrued expenses .......................................     $    720,487      $    778,708
Other current liabilities ...................................................          447,118           450,553
Current portion of long-term debt ...........................................           49,840            48,344
Amounts due to Cox Enterprises, Inc. (CEI) ..................................           20,610             3,980
                                                                                  ------------      ------------
     Total current liabilities ..............................................        1,238,055         1,281,585
                                                                                  ------------      ------------
Deferred income taxes .......................................................        6,401,822         6,388,970
Other noncurrent liabilities ................................................          160,038           164,070
Long-term debt, less current portion ........................................        6,793,327         6,963,456
                                                                                  ------------      ------------
     Total liabilities ......................................................       14,593,242        14,798,081
                                                                                  ------------      ------------
Minority interest in equity of consolidated subsidiaries ....................          140,503           139,519

Shareholders' equity

  Series A preferred stock - liquidation preference of $22.1375 per share, $1 par value; 10,000,000 shares of preferred stock
     authorized; shares issued and outstanding:4,836,372  ...................            4,836             4,836
  Class A common stock, $1 par value; 671,000,000 shares
     authorized; shares issued: 598,686,962 and 598,481,602; shares
     outstanding:  593,154,457 and 592,958,582 ..............................          598,687           598,482
  Class C common stock, $1 par value; 62,000,000 shares
     authorized; shares issued and outstanding: 27,597,792 ..................           27,598            27,598
  Additional paid-in capital ................................................        4,550,498         4,545,635
  Retained earnings .........................................................        4,558,324         4,500,621
  Accumulated other comprehensive income ....................................            1,492            15,548
  Class A common stock in treasury, at cost: 5,532,505 and
     5,523,020 shares .......................................................         (213,074)         (212,744)
                                                                                  ------------      ------------
     Total shareholders' equity .............................................        9,528,361         9,479,976
                                                                                  ------------      ------------
     Total liabilities and shareholders' equity .............................     $ 24,262,106      $ 24,417,576
                                                                                  ============      ============

                            COX COMMUNICATIONS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)


                                                                             THREE MONTHS
                                                                             ENDED MARCH 31
                                                                       ------------------------
                                                                         2004           2003
                                                                       ---------      ---------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) ................................................     $  57,703      $ (29,221)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization ..................................       392,066        384,320
  Deferred income taxes ..........................................        21,651         21,028
  Loss on derivative instruments, net ............................            39          2,503
  (Gain) loss on investments, net ................................       (26,809)         1,751
  Equity in net (income) losses of affiliated companies ..........          (972)         2,164
  Minority interest, net of tax ..................................           985          2,270
  Other, net .....................................................         4,473         34,948
Decrease in accounts and notes receivable ........................        22,943         36,575
(Increase) decrease in other assets ..............................       (12,510)        21,152
Decrease in accounts payable and accrued expenses ................       (65,662)       (84,097)
Increase (decrease) in taxes payable .............................         4,500        (37,549)
(Decrease) increase in other liabilities .........................       (19,585)            22
                                                                       ---------      ---------
       Net cash provided by operating activities .................       378,822        355,866
                                                                       ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES

Capital expenditures .............................................      (294,554)      (325,684)
Investments in affiliated companies ..............................            --         (2,949)
Proceeds from the sale of investments ............................        67,247             --
Decrease in amounts due from CEI .................................            --         21,109
Other, net .......................................................         3,578         (3,218)
                                                                       ---------      ---------
       Net cash used in investing activities .....................      (223,729)      (310,742)
                                                                       ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES

Commercial paper (repayments) borrowings, net ....................      (155,016)        98,210
Repayment of debt ................................................       (37,739)      (315,739)
Proceeds from exercise of stock options ..........................         1,765          1,286
Increase in amounts due to CEI ...................................        16,630         49,821
Other, net .......................................................        16,461         13,462
                                                                       ---------      ---------
       Net cash used in financing activities .....................      (157,899)      (152,960)
                                                                       ---------      ---------
Net decrease in cash .............................................        (2,806)      (107,836)
Cash at beginning of period ......................................        83,841        228,704
                                                                       ---------      ---------
Cash at end of period ............................................     $  81,035      $ 120,868
                                                                       =========      =========

NOTE: Certain amounts in the 2003 financial statements have been reclassified for comparison purposes.

                            COX COMMUNICATIONS, INC.
            RECONCILIATION OF OPERATING CASH FLOW TO OPERATING INCOME

                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)

                                       THREE MONTHS ENDED
                                            MARCH 31
                                    ------------------------
                                      2004           2003
                                    ---------      ---------
Operating cash flow ...........     $ 567,233      $ 479,454
Depreciation and amortization .      (392,066)      (384,320)
                                    ---------      ---------
Operating income ..............     $ 175,167      $  95,134
                                    =========      =========


                            COX COMMUNICATIONS, INC.
   RECONCILIATION OF FREE CASH FLOW TO CASH PROVIDED BY OPERATING ACTIVITIES
                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)

                                                THREE MONTHS ENDED
                                                      MARCH 31
                                               ---------------------
                                                2004          2003
                                               --------     --------
Free cash flow ...........................     $ 84,268     $ 30,182
Capital expenditures .....................      294,554      325,684
                                               --------     --------
Net cash provided by operating activities      $378,822     $355,866
                                               ========     ========

                            COX COMMUNICATIONS, INC.
                         SUMMARY OF OPERATING STATISTICS

CUSTOMER DATA

                                                                      MARCH 31       DECEMBER 31      MARCH 31
                                                                        2004            2003            2003
                                                                     ----------      ----------      ----------
Customer Relationships

  Basic Video Customers (a) .....................................     6,368,878       6,338,294       6,315,950
  Non-Video Customers (b) .......................................       308,427         288,157         221,359
                                                                     ----------      ----------      ----------
Total Customer Relationships (c).................................     6,677,305       6,626,451       6,537,309

Revenue Generating Units

  Basic Video Customers (a) .....................................     6,368,878       6,338,294       6,315,950
  Advanced Services .............................................     5,442,150       5,124,936       4,219,101
                                                                     ----------      ----------      ----------
Total Revenue Generating Units ..................................    11,811,028      11,463,230      10,535,051

Video Homes Passed ..............................................    10,481,796      10,426,093      10,268,146
Basic Video Penetration .........................................          60.8%           60.8%           61.5%

COX DIGITAL CABLE

                                                                      MARCH 31       DECEMBER 31      MARCH 31
                                                                        2004            2003            2003
                                                                     ----------      ----------      ----------
Digital Cable Ready Homes Passed ................................    10,334,232      10,265,136       9,959,627
Customers .......................................................     2,224,796       2,147,983       1,874,172
Penetration of Customers to Basic Video Customers................          34.9%           33.9%           29.7%
Quarterly Net Additions .........................................        76,813          82,967          76,808


HIGH-SPEED INTERNET ACCESS

                                                                      MARCH 31       DECEMBER 31      MARCH 31
                                                                        2004            2003            2003
                                                                     ----------      ----------      ----------
High-Speed Internet Access Ready Homes Passed ...................    10,254,449      10,187,277       9,877,700
Customers .......................................................     2,149,969       1,988,527       1,562,383
Penetration of Customers to High-Speed Internet Access
      Ready Homes Passed ........................................          21.0%           19.5%           15.8%
Quarterly Net Additions .........................................       161,442         144,402         154,433

COX DIGITAL TELEPHONE

                                                                      MARCH 31        DECEMBER 31      MARCH 31
                                                                        2004             2003            2003
                                                                     ----------       ----------       ----------
Telephony Ready Homes Passed ....................................     5,266,735       5,031,401       4,230,497
Customers .......................................................     1,067,385         988,426         782,546
Penetration of Customers to Telephony Ready Homes Passed.........          20.3%           19.6%           18.5%
Quarterly Net Additions .........................................        78,959          76,691          64,126

BUNDLED CUSTOMERS

                                                                        MARCH 31       DECEMBER 31      MARCH 31
                                                                          2004            2003            2003
                                                                       ----------      -----------    -----------
Customers subscribing to two or more services ...................     2,407,111       2,253,596       1,803,241
Penetration of Bundled Customers to Basic Video Customers .......          37.8%           35.6%           28.6%

                            COX COMMUNICATIONS, INC.
                   SUMMARY OF OPERATING STATISTICS - CONTINUED

AVERAGE MONTHLY CHURN (d)

                                                                MARCH 31   MARCH 31
                                                                  2004       2003
                                                                ---------  ---------
Basic Video ....................................                   2.6%      2.6%
Digital Cable ..................................                   4.4%      5.0%
High-Speed Internet ............................                   2.9%      2.8%
Telephony ......................................                   2.9%      3.0%


COMPARATIVE OPERATING STATISTICS

                                                               THREE MONTHS ENDED
                                                          --------------------------
                                                           MARCH 31        MARCH 31
                                                             2004            2003
                                                           ---------       ---------
Operating Cash Flow Margin ......................             36.8%           35.1%
Capital Expenditures (thousands of dollars) .....         $ 294,554       $ 325,684
Operating Cash Flow per Basic Video Customer (e)              89.06           75.91
Capital Expenditures per Basic Video Customer (f)             46.25           51.57


CAPITAL EXPENDITURES

                                                                THREE MONTHS ENDED
                                                             -----------------------
                                                             MARCH 31       MARCH 31
                                                              2004            2003
                                                             ---------      --------
                                                              (THOUSANDS OF DOLLARS)
Customer premise equipment .....................              $117,493     $144,273
Commercial spending ............................                23,651       19,566
Scalable infrastructure ........................                52,214       26,604
Line extensions ................................                38,117       38,748
Upgrade/Rebuild ................................                17,241       51,811
Support capital ................................                45,838       44,682
                                                              --------     --------
      Total capital expenditures                              $294,554     $325,684
                                                              ========     ========



FREE CASH FLOW CALCULATION (g)

                                                              THREE MONTHS ENDED
                                                           ------------------------
                                                           MARCH 31        MARCH 31
                                                             2004            2003
                                                           ---------      ---------
                                                             (THOUSANDS OF DOLLARS)
Operating cash flow (g) ........................           $ 567,233      $ 479,454
  Less capital expenditures ....................            (294,554)      (325,684)
  Plus cash decrease in working capital (h) ....             (99,212)       (27,513)
                                                           ---------      ---------
Operating free cash flow .......................             173,467        126,257
  Less cash paid for interest ..................             (69,030)       (93,598)
  Less cash paid for taxes .....................             (20,169)        (2,477)
                                                           ---------      ---------
Free cash flow .................................           $  84,268      $  30,182
                                                           =========      =========

                            COX COMMUNICATIONS, INC.
                   SUMMARY OF OPERATING STATISTICS - CONTINUED

(a) The number of customers who receive primary analog or digital video service. Additional outlets are not counted.

(b) The number of customers who receive high-speed Internet access or telephony service, but do not subscribe to video service.

(c) The number of customers who receive at least one level of service, encompassing video, data and telephony services, without regard to which service(s) customers purchase.

(d) The number of customers who disconnect a particular product in a twelve-month period divided by the sum of customers for such product category at the beginning of each month for such twelve-month period. Churn does include disconnects related to moves and transfers but does not include disconnects that do not result in an interruption of service, such as account corrections and migration between service levels.

(e) Operating cash flow per basic video customer is calculated by dividing operating cash flow for the respective period by basic video customers as of the end of the period.

(f) Capital expenditures per basic video customer is calculated by dividing capital expenditures for the respective period by basic video customers as of the end of the period.

(g) Free cash flow and operating cash flow are not measures of performance calculated in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, see the information presented under "Reconciliation of Operating Cash Flow to Operating Income" and "Reconciliation of Free Cash Flow to Cash Provided by Operating Activities" in these financial tables.

(h) Cash change in working capital is calculated based on the cash flow changes in current assets and liabilities, excluding changes related to interest and taxes.


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